Exhibit 10.36

2nd AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment to Employment Agreement (“the agreement”) dated September 1, 2020 between Connectyx Technologies Holding Group, now Curative Biotechnology Inc. 1825 NW Corporate Blvd suite 110 Boca Raton FL 33431 (hereinafter “the Company” and Paul M Michaels an individual (“the employee”) with an address of 3620 Gardens Parkway, Palm Beach Gardens, FL 44310.; as amended from time to time.

Whereas the initial term of the agreement was set to expire on August 31st 2023; and

was extend for an additional two (2) years; and

Whereas the parties are in agreement that the employment agreement shall be extended an additional three (3) years, making the a total extension of the original agreement a five (5) year extension; and

Whereas the parties are in agreement on a mechanism to for pay increases during this additional 3 year extension for employee;

Now Therefore the parties hereto agree to following amendments to the Agreement:

During each of the 3 additional extension years, employees; base salary shall remain as described in the First amendment to this employment contract; and shall increased at the beginning of each year, by an amount equal to the percentage increase in the company’s market cap compared to the same date of the prior year; not to exceed a 20% increase. To the extent that the increase is less than 20%, the increase in salary will match the increase in the market cap. By way of example, if the market cap of the company increased by 10% then the employees’ salary would increase by 10%. For clarities sake, there shall be no reduction in the employee’s salary as a result of the market cap going down over the period.

In the event that the Company is sold during one of the three salary year extensions; the value of the company at such sale shall be used to determine whether or not an increase had occurred during that year, for any salary calculation, if necessary, for the following year.

All other terms and conditions of the existing Employment contract shall remain as stated and are hereby reconfirmed by both Parties.

For COMPANY:	For COMPANY:	EMPLOYEE:

Paul Michaels	I Richard Garr	Paul M. Michaels
Executive Chairman	CEO	Date: Feb 28, 2024
Date: Feb 28, 2024	Date: Feb 28, 2024